Press Release
EXHIBIT 99.40

Contact:  Fred J. Fleischner

Executive Director, Corporate Communications
(918) 669-3086
Fred.fleischner@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP ANNOUNCES
AGGRESSIVE INITIATIVES TO STREAMLINE THE ORGANIZATION

TULSA, OKLAHOMA, August 2, 2007: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced a reorganization, including the flattening of the management structure, staff reductions, and the assignment of new responsibilities to key executives at its Tulsa- based headquarters.

“Vehicle manufacturers have been reducing the number of vehicles sold to the rental car industry and increasing our fleet costs,” said Gary L. Paxton, President and Chief Executive Officer. “We are also absorbing higher vehicle financing costs as a result of lower credit ratings in the auto industry. While raising rental rates is the key to offset these vehicle related cost increases, we are also taking steps to further reduce operating costs throughout the organization in an effort to reinforce our objective to be the low cost provider in the rental car industry. The Company’s action today is designed to respond to these auto industry changes by reducing operating costs and flattening the organization to make it even more efficient and more capable of a rapid response to the changing environment,” said Paxton.

The personnel changes, effective immediately, eliminate approximately 25 percent of management positions at the Company’s headquarters in Tulsa, Oklahoma, as well as other support staff. This is in addition to the 10 percent reduction in executive management positions the Company made last year at this time. The financial impact of these actions will be disclosed with the Company’s earnings release on August 7, 2007.

During the past year, Dollar Thrifty has implemented many cost savings and efficiency initiatives, including:

•	Outsourcing its IT services to EDS
•	Outsourcing certain call center operations
•	Introducing productivity improvements in all field locations utilizing lean management techniques

The Company completed a significant financing transaction in the second quarter, which provides more flexibility to finance non-program vehicles and vehicles purchased from non-investment grade manufacturers. This included $250 million in corporate debt that was used to pay down asset backed vehicle financing. “We were aggressive in dealing with the potential credit rating downgrade of our key vehicle supplier as a result of its pending sale, which allowed us to put this financing in place during very favorable market conditions,” Paxton said.

“We also have several revenue growth initiatives in the pipeline right now that are quite encouraging, including increasing efforts to target both the domestic corporate segment and international inbound segment and expanding our sales team in the U.S. and around the world,” Paxton said. “We’re also continuing our aggressive franchise acquisition strategy with the purchase of ten Thrifty franchises and one Dollar franchise already this year.”

As part of this reorganization, R. Scott Anderson, Senior Executive Vice President of Global Marketing and Franchise Operations will take over responsibilities for corporate operations, fleet and revenue management. John J. Foley, Senior Executive Vice President of Corporate Operations will take over responsibilities for global marketing and franchise operations. “Having these two key executives switch roles will provide them with broader business experience while bringing a fresh perspective on key areas of our business,” Paxton said.

“We expect the organizational changes made today will further improve our focus on the customer while also maintaining a sharp focus on continuous improvement,” said Paxton.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma.  Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries.  Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. airport markets; both brands operate in all of the top Canadian airport markets. The Company’s more than 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.